Exhibit 99.1

News Release
140 John James Audubon Parkway
Amherst, NY 14228

Immediate Release

Columbus McKinnon Operating Margin Increased
to 10% of Sales in Fiscal 2013 Fourth Quarter

•	Q4 operating margin expanded 150 basis points to 10%

•	Reversed $49.2 million tax valuation allowance, favorably affected EPS; Q4 earnings of $2.64 per diluted share

•	Adjusted EPS for Q4 was $0.37 excluding the tax valuation allowance reversal and applying a 38% tax rate

•	Full year operating income increased 20% compared with the prior year to $54.4 million, or 9.1% of sales; Operating leverage in fiscal 2013 was significant at 173.5%

•	Generated $42.4 million in cash from operations in fiscal 2013; Fiscal year end cash and cash equivalents was $121.7 million

AMHERST, NY, May 23, 2013 – Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2013 fourth quarter and full year, which ended March 31, 2013.

Timothy T. Tevens, President and Chief Executive Officer, commented, “We believe our focus on productivity and operational excellence is demonstrated in our financial performance for the quarter and year.  As we grow our market share around the world and further penetrate emerging economies as well as improve our productivity, we expect to continue to strengthen our earnings power.”

He also noted, “Our operating leverage was significant in the year as we recognized the productivity benefits of our Lean Business System and the value of our prior-year’s restructuring efforts.”

Net sales for the fourth quarter of fiscal 2013 were $144.6 million, down $15.0 million, or 9.4%, from the prior-year period.  U.S. sales, which comprised 59% of total sales, were down by $5.3 million, or 5.8%, to $85.3 million compared with $90.6 million for the fourth quarter of fiscal 2012.  The decline in sales reflected a $5.6 million impact of a business divested in August 2012 and three fewer shipping days.  Sales outside of the U.S. were down $9.7 million, or 14.1%, to $59.3 million, reflecting lower sales volume primarily in Western Europe and Canada as well as fewer shipping days.  Foreign currency translation had a negative impact of $0.7 million on sales during the quarter.  Excluding the effects of foreign currency translation and the divestiture, sales declined by 5.4% in the quarter.

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

The fluctuation in sales for the fourth quarter of fiscal 2013 compared with fiscal 2012 is summarized as follows:

($ in millions)	$ Change	% Change
Shipping days	(7.4)	(4.6	) %
Divestitures	(5.6)	(3.5	) %
Volume	(4.4)	(2.8	) %
Foreign currency translation	(0.7)	(0.5)%
Pricing	3.1	2.0%
Total	$(15.0)	(9.4)%

Pricing and productivity drove margin improvements

Gross profit remained unchanged from the prior year at $44.2 million for the quarter.  However, as a percent of sales, gross margin expanded 290 basis points to 30.6% compared with 27.7% for the fourth quarter of fiscal 2012.  Gross margin expanded as pricing and productivity improvements offset the impact of lower volume and inflation.

Selling expenses were $16.4 million, down 5.4%, or $0.9 million, from the same period of the prior year.  The divestiture accounted for approximately $0.3 million of the reduction, and the remainder was primarily related to cost containment.  As a percent of revenue, selling expenses were 11.3% compared with 10.9% in the same period last year.

General and administrative (G&A) expenses were $12.8 million, relatively unchanged from $12.7 million in the prior-year period.  As a percent of sales, G&A was 8.9% of sales compared with   8.0% in the prior year.

Operating income in the fiscal 2013 fourth quarter was up $0.9 million, or 6.3%, to $14.5 million.  Operating margin expanded 150 basis points to 10.0%.

As a result of a tax valuation allowance reversal, the Company recognized an income tax benefit of $40.2 million in the quarter.

Net income grew 478.3% to $52.0 million, or $2.64 per diluted share, in the fiscal 2013 fourth quarter.  On an adjusted basis, excluding the tax valuation allowance reversal and applying a more normalized tax rate of 38%, earnings per diluted share were $0.37.  Further details of the reconciliation of adjusted EPS to GAAP EPS are shown on page 10 of this release.

Strong cash generation and significant financial flexibility

Cash provided by operations during fiscal 2013 was $42.4 million, up $18.8 million over the prior-year period.  Cash and cash equivalents grew to $121.7 million at the end of fiscal 2013’s fourth quarter from $89.5 million at March 31, 2012.

Working capital as a percentage of sales was 18.3% at the end of fiscal 2013, up from 17.6% at the end of fiscal 2012 and 17.5% at the end of the trailing third quarter of fiscal 2013.  Excluding the impact of the reversal of the deferred tax valuation allowance, working capital as a percentage of sales was 17.1% at the end of fiscal 2013.

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

Capital expenditures for fiscal 2013 were $14.9 million compared with $13.8 million in the comparable prior year.  Approximately $4.0 million was associated with the implementation of a new enterprise management system.  The Company expects fiscal 2014 capital spending to be in the range of $20 million to $25 million which is higher than fiscal 2013 due to investments in China as well as capital projects that are expected to further generate productivity improvements.

Gross debt at the end of fiscal 2013 was $152.1 million.  Debt, net of cash, at March 31, 2013 was $30.4 million, or 11.2% of net total capitalization, compared with $63.6 million, or 28.4% of net total capitalization, at March 31, 2012.

Fiscal 2013 Review

Net sales for fiscal 2013 were $597.3 million, up slightly from $591.9 million for the prior year as U.S. sales more than offset the slight decline in sales outside of the U.S.  U.S. sales were up $13.0 million, or 3.9%.  Sales outside of the U.S., representing 42% of total sales, decreased by $7.7 million, or 3.0%, in fiscal 2013.  Foreign currency translation had a $17.1 million negative impact on sales in fiscal 2013.  Net of foreign currency translation, revenue outside of the U.S. grew 3.6%.

Gross profit increased 10.5% to $174.2 million and gross profit margin expanded 260 basis points to 29.2% in fiscal 2013 due to improved pricing, higher sales volumes, and productivity improvements.

Selling expenses were $65.6 million, an increase of $0.7 million, or 1.2%, compared with the prior-year period.  As a percent of sales, selling expenses were 11.0% in fiscal 2013, unchanged from the prior-year period.  G&A expenses increased $5.6 million, or 12.0%.  As a percent of sales, G&A expenses were 8.8% in the current period, compared with 7.9% in the prior-year period.  Increased G&A in fiscal 2013 was due to higher variable compensation costs, higher employee benefit costs, including pension and group medical costs, and the implementation in the Company’s new enterprise management system.

Operating income grew 20.4% to $54.4 million, while operating margin expanded 150 basis points to 9.1% in fiscal 2013.  Operating leverage achieved during fiscal 2013 was 173.5%.

Net income for fiscal 2013 grew $51.3 million, or 190.3%, to $78.3 million.  On a per diluted share basis, earnings in fiscal 2013 grew 188.4% to $3.98 compared with $1.38 for the prior-year period.  On an adjusted basis, excluding the tax valuation allowance reversal and applying a more normalized tax rate of 38%, earnings per diluted share were $1.34.  Further details of the reconciliation of adjusted EPS to GAAP EPS are shown on page 10 of this release.

Continued growth in emerging economies and strong performance in key vertical markets to offset slow economic growth

We continue to invest in global emerging markets where we expect them to grow at a faster rate than the developed markets of the world.  We are also focusing our resources on global vertical markets such as oil & gas, heavy OEM, mining and entertainment where our products and knowledge are needed to help these customers perform their work in a safe and productive way.  Backlog was $99.0 million at March 31, 2013 compared with $95.4 million at December 31, 2012.  Although the time to convert the majority of backlog to sales typically averages from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months.  As of March 31, 2013, approximately $33.0 million of backlog, or 33.3%, was scheduled for shipment beyond June 30, 2013.

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company.  U.S. industrial capacity utilization was 77.1% in March 2013, up from 76.2% in March 2012, and slightly improved from 77.0% in December 2012.  Eurozone capacity utilization was 77.2% in the quarter ended March 31, 2013, down from 79.9% during the quarter ended March 31, 2012, but improved from 76.9% in the quarter ended December 31, 2012.  The European indicator reflects the modest recession being experienced in the Eurozone, while the U.S. indicator demonstrates moderate economic growth.  The Company’s sales tend to lag these indicators by one to two quarters.

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

Mr. Tevens concluded, "We continue to focus on driving productivity in our facilities through our lean system, capital projects, training programs and safety initiatives.  We believe these efforts will continue to result in productivity improvements and operating leverage and positively impact the bottom line.  As a global company, we work as a team to continually build upon the strong reputation of our brands, increase our market presence, provide responsive customer service and innovate in our product and service offerings.  We expect to continue to grow through our organic initiatives as well as through acquisitions.  Importantly, we believe that our continuous improvement activities will create greater earnings power in the future to build our balance sheet which will facilitate our growth initiatives.”

Teleconference/webcast

Columbus McKinnon will host a conference call and live webcast today at 10:00 a.m. Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy.  The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call.”  The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors.  An audio recording of the call will be available two hours after its completion through June 20, 2013 by dialing 203-369-0603.  Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until June 20, 2013.  In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials.  Key products include hoists, cranes, actuators and rigging tools.  The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	March 31, 2013	March 31, 2012	Change

Net sales	$144,553	$159,572	-9.4%
Cost of products sold	100,345	115,330	-13.0%
Gross profit	44,208	44,242	-0.1%
Gross profit margin	30.6%	27.7%
Selling expense	16,404	17,345	-5.4%
General and administrative expense	12,823	12,721	0.8%
Restructuring charges	-	-
Amortization	500	559	-10.6%
Income from operations	14,481	13,617	6.3%
Operating margin	10.0%	8.5%
Interest and debt expense	3,339	3,563	-6.3%
Investment income	(529)	(194)	172.7%
Foreign currency exchange (gain) loss	(192)	178	NM
Other expense, net	12	718	-98.3%
Income before income tax expense	11,851	9,352	26.7%
Income tax expense	(40,178)	998	NM
Income from continuing operations	52,029	8,354	522.8%
Income from discontinued operations - net of tax	-	643	-100.0%
Net income	$52,029	$8,997	478.3%

Average basic shares outstanding	19,464	19,321	0.7%
Basic income per share:
Income from continuing operations	2.67	0.44	506.8%
Income from discontinued operations	-	0.03
Net income	$2.67	$0.47	468.1%

Average diluted shares outstanding	19,730	19,552	0.9%
Diluted income per share:
Income from continuing operations	2.64	0.43	514.0%
Income from discontinued operations	-	0.03
Net income	$2.64	$0.46	473.9%

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED

(In thousands, except per share and percentage data)

	Year Ended
	March 31, 2013	March 31, 2012	Change

Net sales	$597,263	$591,945	0.9%
Cost of products sold	423,032	434,227	-2.6%
Gross profit	174,231	157,718	10.5%
Gross profit margin	29.2%	26.6%
Selling expense	65,608	64,860	1.2%
General and administrative expense	52,271	46,677	12.0%
Restructuring charges	-	(1,037)	-100.0%
Amortization	1,981	2,074	-4.5%
Income from operations	54,371	45,144	20.4%
Operating margin	9.1%	7.6%
Interest and debt expense	13,757	14,214	-3.2%
Investment income	(1,546)	(1,018)	51.9%
Foreign currency exchange (gain) loss	(45)	316	NM
Other income, net	(417)	(1,179)	-64.6%
Income before income tax (benefit)/expense	42,622	32,811	29.9%
Income tax (benefit)/expense	(35,674)	6,896	NM
Income from continuing operations	78,296	25,915	202.1%
Income from discontinued operations - net of tax	-	1,052	-100.0%
Net income	$78,296	$26,967	190.3%

Average basic shares outstanding	19,425	19,272	0.8%
Basic income per share:
Income from continuing operations	4.03	1.35	198.5%
Income from discontinued operations	-	0.05
Net income	$4.03	$1.40	187.9%

Average diluted shares outstanding	19,687	19,512	0.9%
Diluted income per share:
Income from continuing operations	3.98	1.33	199.2%
Income from discontinued operations	-	0.05
Net income	$3.98	$1.38	188.4%

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets - UNAUDITED
(In thousands)

	March 31, 2013	March 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$121,660	$89,473
Trade accounts receivable	80,224	88,642
Inventories	94,189	108,055
Prepaid expenses and other	17,905	10,449
Total current assets	313,978	296,619

Net property, plant, and equipment	65,698	61,709
Goodwill	105,354	106,435
Other intangibles, net	13,395	15,791
Marketable securities	23,951	25,393
Deferred taxes on income	37,205	2,824
Other assets	7,286	6,636
Total assets	$566,867	$515,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$-	$112
Trade accounts payable	34,329	40,991
Accrued liabilities	48,884	61,713
Current portion of long-term debt	1,024	1,093
Total current liabilities	84,237	103,909

Senior debt, less current portion	2,641	3,749
Subordinated debt	148,412	148,140
Other non-current liabilities	91,590	99,143
Total liabilities	326,880	354,941

Shareholders’ equity:
Common stock	195	193
Additional paid-in capital	192,308	189,260
Retained earnings	104,191	25,895
ESOP debt guarantee	(552)	(975)
Accumulated other comprehensive loss	(56,155)	(53,907)
Total shareholders’ equity	239,987	160,466
Total liabilities and shareholders’ equity	$566,867	$515,407

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Year Ended
	March 31, 2013	March 31, 2012
Operating activities:
Net income	$78,296	$26,967
Adjustments to reconcile net income to net cash provided by operating activities:
Gain from discontinued operations	-	(1,052)
Depreciation and amortization	12,115	11,862
Deferred income taxes and related valuation allowance	(42,047)	(910)
Gain on sale of real estate/investments	(827)	(1,958)
Gain on re-measurement of investment	-	(850)
Stock based compensation	3,334	2,913
Amortization of deferred financing costs and discount on debt	592	383
Changes in operating assets and liabilities:
Trade accounts receivable	6,712	(9,823)
Inventories	10,106	(17,489)
Prepaid expenses	(1,283)	3,232
Other assets	(354)	544
Trade accounts payable	(5,465)	3,862
Accrued and non-current liabilities	(18,801)	5,906
Net cash provided by operating activities	42,378	23,587

Investing activities:
Proceeds from sale of marketable securities	6,573	5,747
Purchases of marketable securities	(4,138)	(5,190)
Capital expenditures	(14,879)	(13,765)
Purchase of businesses, net of cash acquired	-	(3,356)
Proceeds from sale of assets	2,357	1,971
Net cash used for investing activities from continuing operations	(10,087)	(14,593)
Net cash provided by investing activities from discontinued operations	-	1,052
Net cash used for investing activities	(10,087)	(13,541)

Financing activities:
Proceeds from stock options exercised	295	1,436
Net payments under lines-of-credit	(54)	(361)
Repayment of debt	(1,066)	(1,036)
Payment of deferred financing costs	(684)	-
Change in ESOP guarantee	423	435
Net cash (used for) provided by financing activities	(1,086)	474

Effect of exchange rate changes on cash	982	(1,186)

Net change in cash and cash equivalents	32,187	9,334
Cash and cash equivalents at beginning of year	89,473	80,139
Cash and cash equivalents at end of period	$121,660	$89,473

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	March 31, 2013		December 31, 2012		March 31, 2012

Backlog, as reported (in millions)	$99.0		$95.4		$114.2
Backlog, excluding divestiture (in millions)	$99.0		$95.4		$109.6

Trade accounts receivable
days sales outstanding (DSO)	50.5	days	46.7	days	50.6	days

Inventory turns per year
(based on cost of products sold)	4.3	turns	4.3	turns	4.3	turns
Days' inventory	84.9	days	84.9	days	85.5	days

Trade accounts payable
days payables outstanding	31.1	days	25.2	days	32.3	days

Working capital as a % of sales	18.3%		17.5%		17.6%

Debt to total capitalization percentage	38.8%		44.6%		48.8%

Debt, net of cash, to total capitalization	11.2%		17.6%		28.4%

	Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total

FY 14	64	63	61	62	250

FY 13	63	63	60	62	248

FY 12	63	64	58	65	250

Columbus McKinnon Operating Margin Increased to 10% of Sales in Fiscal 2013 Fourth Quarter
May 23, 2013

COLUMBUS McKINNON CORPORATION
Reconciliation Adjusted EPS to GAAP EPS

	Three Months Ended		Year Ended
	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012

Adjusted EPS	$0.37	$0.30	$1.34	$1.04
Discontinued operations	-	$0.03	-	$0.05
Normalized 38% tax rate	$2.27	$0.13	$2.64	$0.29
GAAP EPS	$2.64	$0.46	$3.98	$1.38